U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington D.C. 20549

                         ---------------------
                              FORM 12b-25
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                      NOTIFICATION OF LATE FILING

                             (Check One):

[X] Form 10-K [ ]Form 20-F [ ]Form 11-K [ ]Form 10-Q  [ ]Form N-SAR

             For the Period Ended: December 31, 2002
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     Nothing in this Form shall be construed to imply that the
Commission has verified any information contained herein.
                ---------------------------------

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A


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                 Part I - Registrant Information
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Full Name of Registrant:  American Product Corporation

Former Name if Applicable:  AMERICAN IR TECHNOLOGIES, INC.
Address of Principal Executive Office:

          3450 E. Russell Road, Suite 111, Las Vegas, Nevada 89120

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                Part II - Rules 12b-25(b) and (c)
                ---------------------------------

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed:
(Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                       Part III - Narrative
                ---------------------------------

     State below in reasonable detail the reasons why the Form
10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

     Management, in conjunction with the Company's auditors, is still working to complete the necessary financial reports for the period ended December 31, 2002. As a result, additional time is needed to file the report.


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                   Part IV - Other Information
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     (1)  Name and telephone number of person to contact
          in regard to this notification

               Ronald A Davis             (702) 951-6211
                  (Name)                (Telephone Number)


     (2)  Have all other periodic reports required
          under Section 13 or 15(d) of the Securities
          Exchange Act of 1934 during the preceding
          l2 months (or for such shorter period that
          the registrant was required to file such
          reports) been filed?  If answer is no,
          identify report(s).                   [ ] Yes  [X] No

		10-K for 12/31/01
		10-Q for 03/31/02
		10-Q for 06/30/02
		10-Q for 09/30/02


     (3)  Is it anticipated that any significant
          change in results of operations from the
          corresponding period for the last fiscal
          year will be reflected by the earnings
          statements to be included in the subject
          report or portion thereof?            [ ] Yes  [X] No

          If so:  attach an explanation of the
          anticipated change, both narratively
          and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                  American Product Corporation
           (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  March 31, 2003

                              American Product Corporation


                              By:
                              /s/ Ronald A Davis
                              ---------------------
                              Ronald A. Davis, President Elect / CEO


                            ATTENTION

     Intentional misstatements or omissions of fact constitute
Federal Criminal Violations (See 18 U.S.C. 1001).